Exhibit 99.1

Catasys Expands OnTrak-A Solution with Leading National Health Plan into Arizona

April net enrollment momentum continuing in May

SANTA MONICA, Calif. Catasys, Inc. (NASDAQ: CATS) (“Catasys” or the “Company”), a leading AI-powered and telehealth-enabled, virtualized outpatient healthcare treatment company, today announced the expansion of its OnTrak-A solution with a leading national health plan into Arizona. This expansion ensures that eligible commercial and Medicare Advantage members of the health plan in Arizona will have access to critical behavioral healthcare to help them better manage chronic disease. OnTrakTM is now available in 31 states, as well as the nation’s capital. Additional OnTrak-A expansions are expected in the remainder of 2020.

Mr. Terren Peizer, Chairman and CEO of Catasys, commented, “Our record expansion of members currently enrolled in OnTrak and our care team’s Q1 NPS of 79 speaks to the care that our health plan partner’s members are receiving and valuing.”

Mr. Peizer continued, “The nationwide increase in anxiety fueled by the COVID-19 pandemic has been well documented in recent weeks. In Arizona the mental health crisis is especially acute, because of the statewide shortage of mental health services. A 2018 study by the nonprofit Mental Health America rated Arizona the second worst state in the nation for addressing mental health issues, especially anxiety and depression. We are humbled by the opportunity to serve the Arizona members of this national plan, and treat those who struggle with the burden of managing heightened anxiety in addition to their behavioral conditions and chronic disease. The ROI of our programs and the positive clinical outcomes that we deliver for OnTrakTM members have driven rapid expansion by this particular health plan partner in the first 5 months of 2020 into eight additional states and Washington, D.C. Given elevated anxiety levels across the country related to a return to work, the lifting of shelter in place mandates, and the potential for a second wave of the pandemic, we anticipate that health plan customer expansions will continue to drive accelerated enrollment in our programs. As we approach mid-May, we expect our net enrollment momentum from April to continue this month.”

Mr. Peizer added, “In this environment, we believe our value proposition is significantly augmented given our unique ability to serve the members that other programs do not reach. Catasys OnTrakTM programs are entirely telephonic, staffed by a nationwide virtual network of employee Member Engagement Specialists, Care Coaches and Community Care Coordinators combined with a credentialed, virtualized telehealth network of behavioral health and medical providers. COVID-19 has disproportionately impacted remote areas of many States, particularly Arizona. We work closely with our health plan partners to address Social Determinants of Health such as food shortages, homelessness and loneliness, especially in rural America where the mounting need for quality care is evident.”

OnTrak is a critical component of the Catasys PRETM (Predict-Recommend-Engage) platform that predicts people whose chronic disease will improve with behavior change, recommends care pathways that are effective and that people will follow, and engages people who aren’t getting the care they need. OnTrak is an integrated solution that incorporates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health. OnTrak improves member health and delivers validated cost savings of more than 50% for enrolled members.

About Catasys, Inc.
Catasys, Inc. is a leading AI and telehealth enabled, virtualized outpatient healthcare treatment company, whose mission is to help improve the health and save the lives of as many people as possible. Its Catasys PRETM (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Catasys delivers improved member health and validated outcomes and savings to healthcare payers.

Catasys’ integrated, technology-enabled OnTrak solution, a critical component of the Catasys PRE platform, is designed to treat members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Catasys has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

OnTrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The program improves member health and delivers validated cost savings to healthcare payers of more than 50 percent for enrolled members. OnTrak is available to members of leading national and regional health plans in 31 states and in Washington, D.C.

Learn more at www.catasys.com.

Forward-Looking Statements
Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Catasys, Inc.
Ariel Davis
Phone: 310-444-4346
Email: ariel@catasys.com